Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Reports Second Fiscal Quarter 2024 Financial Results and Provides Business Update

●	Advancing two new preclinical programs in Alzheimer’s and Age-Related Macular Degeneration
●	Closed calendar year 2023 with cash position of US$9.5 million
●	164% revenue growth in the commercial BayMedica subsidiary

Vancouver, BC – February 13, 2024 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the manufacturing, development and commercialization of rare cannabinoids and proprietary cannabinoid analogs, today reports financial results for the second quarter of the fiscal year 2024 which ended December 31, 2023.

The Company’s full financial statements and related MD&A for the second quarter ended December 31, 2023, are available at www.inmedpharma.com, www.sedar.com and at www.sec.gov.

Eric A. Adams, InMed Chief Executive Officer, commented, “This period was another strong operational quarter for the Company, as we expanded our pharmaceutical pipeline with the launch of two new programs with a particular focus on proprietary small molecule drug development candidates. As outlined in our 2024 business update last month, we have further accelerated our development efforts in both INM-901 as a potential multimodal treatment option for Alzheimer’s disease and INM-089 in the treatment of Age-related Macular Degeneration.” Adams continued, “Our commercial subsidiary, BayMedica LLC, continues to grow revenues, up 164% compared to the same three month period last year. In addition, we ended calendar year 2023 with a cash position of over $9.5 million, allowing us to pursue several material milestones throughout calendar 2024.”

Business Update

Pharmaceutical Development Programs

INM-901 in treatment of Alzheimer’s disease:

Following the launch of INM-901 in October 2023, the next stages of longer-term preclinical studies are underway in a robust preclinical disease model and will be followed by studies of drug distribution, metabolism (elimination of the drug from the body), pharmacokinetics (how the body interacts with the administered drug) and continuation of pharmaceutical drug development activities such as manufacturing and formulation.

Based on early in vitro research, INM-901 showed potential to target several biological pathways associated with Alzheimer’s, including neuroprotection of the brain neurons from beta-amyloid peptide-induced toxicity, a reduction in neuroinflammation and targeting neuronal function improvement via extension of neurite length. In addition to these encouraging in vitro testing outcomes, INM-901 demonstrated favorable results in an in vivo preclinical Alzheimer’s proof-of-concept model. When compared to the placebo treated Alzheimer’s disease group in these preclinical studies, INM-901 treatment groups demonstrated a trend towards improvement in cognitive function and memory, locomotor activity, anxiety-based behavior and sound awareness.

INM-089 in the treatment of AMD

The Company is currently engaged in API and drug product formulation work and expects to initiate Investigational New Drug (“IND”)-enabling studies in mid-2024, with the anticipation of filing an IND application with regulatory authorities in calendar 1H 2025.

INM-089 preclinical research has shown promising results in preserving retinal function, proactively protecting retinal cells, and enhancing the thickness of the outer nuclear layer of the retina where photoreceptors are located.

INM-755: Assessing partnership opportunities

The comprehensive data and findings from the Phase 2 clinical trial will soon be available on the National Institutes of Health (“NIH”) clinicaltrials.gov website and the European Union Clinical Trials Register website. Additionally, an abstract will soon be published in Itch, the official journal of the International Forum for the Study of Itch.

The Company believes that INM-755 holds promise for further advancement in the treatment of chronic itch and other related ailments. The Company is currently seeking partnerships for continued development. For further details see press release date June 22, 2023.

BayMedica Commercial Subsidiary

BayMedica revenues continue to trend positively with $1.2 million for the three months ended December 31, 2023, representing a 164% growth over the same three month period last year and 37% quarter over quarter growth. The long-term outlook remains positive, as demand for rare cannabinoids ingredients to be used in combination with other cannabinoids in various formats continues to gain momentum. While we are optimistic about the long-term growth potential in the rare cannabinoids sector, we expect revenue fluctuations to continue in future quarters. BayMedica continues to make progress lowering manufacturing costs which should continue to improve margins over time.

Financing Activities and Results of Operations (expressed in US Dollars):

On October 26, 2023, the Company closed a Private Placement and Preferred Investment Option Exercise financing, for gross proceeds of $5.2 million. For further details see press release date October 26, 2023.

For the six months ended December 31, 2023, the Company recorded a net loss of $4.0 million, compared with a net loss of $5.6 million for the six months ended December 31, 2022.

Research and development and patents expenses were $1.9 million for the six months ended December 31, 2023, compared with $2.2 million for the six months ended December 31, 2022. The decrease in research and development and patents expenses was due to the Company having completed the INM-755 Phase 2 clinical trial, offset by an increase in external contractor fees and personnel expenses within the BayMedica segment.

The Company incurred general and administrative expenses of $2.7 million for the six months ended December 31, 2023, compared with $3.0 million for the six months ended December 31, 2022. The decrease results primarily from lower office and administration fees, accounting and legal fees in the InMed segment offset by higher accounting and legal fees, and marketing expenses in the BayMedica segment.

At December 31, 2023, the Company’s total issued and outstanding shares were 5,667,970. Subsequent to quarter end, 391,000 shares held in abeyance were issued to investors from the October 2023 financing activities. As of the date of these filings, the issued and outstanding shares are 6,058,970. During the three and six months ending December 31, 2023, the weighted average number of common shares was 7,973,465 and 5,650,828, which is used for the calculation of loss per share for the respective interim periods.

At December 31, 2023, the Company’s cash, cash equivalents and short-term investments were $9.5 million, which compares to $8.9 million at June 30, 2023. The increase in cash, cash equivalents and short-term investments during the six months to December 31, 2023, was primarily the result the October 26, 2023 financing, partially offset by cash outflows from operating activities.

Based on current forecasts, the Company expects its cash will be sufficient to fund its planned operating expenses and capital expenditure requirements into the third quarter of calendar year 2024, depending on the level and timing of realizing BayMedica revenues from the sale of products in the Health & Wellness sector as well as the level and timing of our operating expenses.

Table 1. CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

Expressed in U.S. Dollars

	December 31,
	2023	June 30,
	(unaudited)	2023
	$	$
ASSETS
Current
Cash and cash equivalents	9,534,922	8,912,517
Short-term investments	44,462	44,422
Accounts receivable, net	372,870	260,399
Inventories	744,839	1,616,356
Prepaids and other current assets	1,112,977	498,033
Total current assets	11,810,070	11,331,727

Non-Current
Property, equipment and ROU assets, net	1,481,102	723,426
Intangible assets, net	1,864,292	1,946,279
Other assets	100,000	104,908
Total Assets	15,255,464	14,106,340

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	1,287,623	1,608,735
Current portion of lease obligations	364,190	375,713
Deferred rent	28,656	16,171
Total current liabilities	1,680,469	2,000,619

Non-current
Lease obligations, net of current portion	802,784	15,994
Total Liabilities	2,483,253	2,016,613

Shareholders’ Equity
Common shares, no par value, unlimited authorized shares:
5,667,970 (June 30, 2023 - 3,328,191) issued and outstanding	79,936,633	77,620,252
Additional paid-in capital	38,122,231	35,741,115
Accumulated deficit	(105,415,222)	(101,400,209)
Accumulated other comprehensive income	128,569	128,569
Total Shareholders’ Equity	12,772,211	12,089,727
Total Liabilities and Shareholders’ Equity	15,255,464	14,106,340

Table 2. CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (unaudited)

Expressed in U.S. Dollars

	For the Three Months Ended		For the Six Months Ended
	December 31		December 31
	2023	2022	2023	2022
	$	$	$	$

Sales	1,240,200	469,783	2,142,062	790,571
Cost of sales	745,584	338,620	1,533,274	573,654
Inventory write-down	170,474	-	263,404	576,772
Gross profit	324,142	131,163	345,384	(359,855)

Operating Expenses
Research and development and patents	609,791	851,356	1,901,884	2,230,009
General and administrative	1,363,958	1,464,879	2,662,689	3,025,356
Amortization and depreciation	55,234	49,049	110,066	98,097
Foreign exchange (gain) loss	(59,896)	(20,237)	(11,439)	76,554
Total operating expenses	1,969,087	2,345,047	4,663,200	5,430,016

Other Income (Expense)
Interest and other income	166,760	115,797	302,803	188,384
Loss before income taxes	(1,478,185)	(2,098,087)	(4,015,013)	(5,601,487)

Tax expense	-	(3,000)	-	(9,800)
Net loss for the period	(1,478,185)	(2,101,087)	(4,015,013)	(5,611,287)

Net loss per share for the period
Basic and diluted	(0.19)	(0.91)	(0.71)	(3.54)
Weighted average outstanding common shares
Basic and diluted	7,973,465	2,300,526	5,650,828	1,583,073

Table 3. CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS (unaudited)

Expressed in U.S. Dollars

	2023	2022
	$	$
Cash provided by (used in):
Operating Activities
Net loss	(4,015,013)	(5,611,287)
Items not requiring cash:
Amortization and depreciation	110,063	98,097
Share-based compensation	43,455	187,318
Amortization of right-of-use assets	191,909	197,767
Interest income received on short-term investments	(1,019)	(418)
Unrealized foreign exchange loss	978	2,167
Inventory write-down	263,404	576,772
Bad debts	-	25,085
Changes in operating assets and liabilities:
Inventories	608,113	300,576
Prepaids and other currents assets	(614,944)	(29,706)
Other non-current assets	4,908	5,507
Accounts receivable	(112,470)	(18,705)
Accounts payable and accrued liabilities	(321,106)	(508,871)
Deferred rent	12,485	16,171
Lease obligations	(193,109)	(209,112)
Total cash used in operating activities	(4,022,346)	(4,968,639)

Investing Activities
Payment of acquisition consideration	-	(500,000)
Sale of short-term investments	21,317	-
Purchase of short-term investments	(21,317)	-
Purchase of property and equipment	(9,291)	-
Total cash used in investing activities	(9,291)	(500,000)
		-
Financing Activities
Proceeds from private placement net of issuance costs	4,654,042	10,744,351
Total cash provided by financing activities	4,654,042	10,744,351

Increase in cash during the period	622,405	5,275,712
Cash and cash equivalents beginning of the period	8,912,517	6,176,866
Cash and cash equivalents end of the period	9,534,922	11,452,578

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Year for:
Income taxes	$-	$9,800
Interest	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fair value of warrant modification recorded as equity issuance costs	$3,508,749	$-
Preferred investment options to its placement agent	$325,699	$691,483
Recognition of Right-of-use asset and corresponding operating lease liability	$968,376	$-

About InMed:

InMed Pharmaceuticals is a global leader in the manufacturing, development and commercialization of rare cannabinoids and proprietary cannabinoid analogs. Together with our subsidiary, BayMedica, we have unparalleled cannabinoid manufacturing capabilities to serve a spectrum of consumer markets, including pharmaceutical and health and wellness. We are a clinical-stage company developing a pipeline of rare cannabinoid therapeutics and dedicated to delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

and Corporate Communications

T: +1 604 416 0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “potential”, “possible”, “would” and similar expressions. Such statements, based as they are on current expectations of management, inherently involve numerous risks, uncertainties and assumptions, known and unknown, many of which are beyond our control. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: INM-901 representing a unique and innovative treatment approach compared to current options available to patients; cash runway into calendar 3Q 2024; next stages of advanced preclinical studies of INM-901, including drug metabolism and pharmacokinetics as well as the initiation of pharmaceutical drug development activities such as manufacturing and formulation; disease-modifying effects in an Alzheimer’s disease treatment model; and the next stage of studies which may show how the cannabinoid analog INM-901 can improve neuronal function; assessing potential partnership opportunities for the advancement of INM-755; anticipating sustained volume growth over a 12-month period; improving margins over time; being a global leader in the research, development, manufacturing and commercialization of rare cannabinoids, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs; having significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.